Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Paladin Realty Income Properties, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to the Registration Statement on
Form S-11 (File No. 333-146867) of Paladin Realty Income Properties, Inc. of our report dated March 27, 2009, except for note 2, which is as of December 22, 2009, with respect to the consolidated balance sheets of Paladin Realty Income Properties, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the current report on Form 8-K of Paladin Realty Income Properties, Inc. dated December 22, 2009 and to the reference to our firm under the heading “Experts” in the prospectus.

Our report with respect to the consolidated financial statements makes reference to the Company retrospectively applying certain adjustments upon adoption of an accounting standard related to non-controlling interests.

/s/ KPMG LLP

New York, New York

December 22, 2009